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                                                                    EXHIBIT 10.8

                        GRANITE CONSTRUCTION INCORPORATED

                    KEY MANAGEMENT DEFERRED COMPENSATION PLAN



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                        GRANITE CONSTRUCTION INCORPORATED

                    KEY MANAGEMENT DEFERRED COMPENSATION PLAN


     1. Introduction. The Company hereby amends and restates the Plan, effective as of January 1, 1998. The purpose of the Plan is to provide deferred compensation to a select group of executive employees of the Company in recognition of their contributions to the Company and its subsidiaries. This document constitutes the written instrument under which the Plan is maintained.

     2.   Definitions.

          (a) "Account" means as to any Participant the separate account established and maintained by the Company in order to reflect his or her interest in the Plan. Each Participant's Account will reflect the allocations and earnings credited (or debited) thereto in accordance with Section 5.

          (b)  "Code" means the Internal Revenue Code of 1986, as amended.

          (c) "Committee" means the Compensation Committee of the Company's Board of Directors.

          (d) "Company" means Granite Construction Incorporated, a Delaware corporation, and any other affiliated entity that is designated from time to time by the board of directors of Granite Construction Incorporated. As to a particular Participant, "Company" refers to the corporate entity which is his or her employer. For purposes of Sections 2(c), 5 and 10, "Company" refers only to Granite Construction Incorporated.

          (e) "Compensation" means "compensation" (as defined in the Company's tax-qualified retirement plans) in excess of$150,000 (as indexed under section 401(a)(17) of the Code) but not in excess of $250,000 (as indexed from time to time by the Committee).

          (f) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (g) "Participant" means each employee of the Company who is designated as such from time to time by the Committee.

          (h) "Plan" means the Granite Construction Incorporated Key Management Deferred Compensation Plan, as set forth in this instrument and as hereafter amended.

          (i)  "Plan Year" means the calendar year.


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     3.   Eligibility To Participate. The Committee will, from time to time, designate Company employees to be Participants. Each Participant selected by the Committee must belong to a select group of management and highly compensated employees of the Company.

     4. Vesting. Each Participant will always be 100% vested in his or her Account; provided, however, that if a Participant is terminated "for cause" (as such term is defined in the Company's Ethics Policy Statement), the Participant will forfeit all amounts other than his or her own Compensation deferrals.

     5.   Additions To Accounts.

          (a) Participant Compensation Deferrals. Each Participant may annually elect to defer the receipt of a whole percentage (up to 3% or such other percentage as may be determined by the Company's board of directors) of his or her Compensation.

          (b) Dividend Switchback Deferrals. Under rules established by the Committee, each Participant may elect to defer an additional portion of the Participant's Compensation equal to the full amount of the quarterly cash dividends that are paid to the Participant under Section 13(a) of the Granite Construction Employee Stock Ownership Plan.

          (c) Company Matching Contributions. The Company will annually credit each Participant's Account with an amount equal to a percentage of the Compensation deferred by the Participant under Section 5(a), which percentage will equal the matching contribution percentage determined under the Granite Construction Profit Sharing and 401(k) Plan for such Plan Year.

          (d) Discretionary Contributions. Each Plan Year the Company will credit each Participant's Account with an amount equal to a percentage of the Participant's Compensation that is equal to the total discretionary contribution percentage determined by the Company's board of directors with respect to such year for the Granite Construction Profit Sharing and 401(k) Plan and the Granite Construction Employee Stock Ownership Plan.

          (e) Hypothetical Investment Experience. For each Plan Year, the balance of each Participant's Account will be credited quarterly with hypothetical earnings equal to one-quarter of the sum of the 30-day average of the Lehman Brothers long term bond index (as published in the Wall Street Journal) determined as of the December 1 of the prior Plan Year, plus 100 basis points, or as determined by the Committee.

     6. Deferral Elections. Each Participant must complete a deferral form for each Plan Year with respect to which he or she wishes to defer the receipt of Compensation. To be effective, each such deferral form must satisfy the following rules:


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          (a)  Content And Form Requirements. The deferral form must be signed and dated by the Participant, and must specify the method for distribution of the Participant's Account. A Participant's election to defer Compensation will be irrevocable and cannot be modified or amended by the Participant.

          (b) Timing Of Deferral Forms. In general, a Participant's deferral form must be received by the Committee before the beginning of the Plan Year for which the Compensation is payable. However, in the case of Compensation payable with respect to the initial Plan Year, the deferral form must be received by the Committee both (i) within 30 days of the later of the date that the Company adopts the Plan or the date on which the employee is notified of his or her eligibility to participate, and (ii) before the date on which the Compensation subject to the deferral election would otherwise be paid.

     7.   Distribution Of Accounts.

          (a) Form Of Distributions. Subject to Sections 7(b), 7(d), 7(g) and 10, each Participant will receive a distribution of the balance of his or her Account in the form specified in the Participant's election form, which may be a lump sum cash payment, or annual installments of substantially equal amounts payable over a period of years certain not to exceed ten.

          (b) Rules For Installment Distributions. If, at any time after installment distributions have begun, the amount of any installment would be less than $1,000, the remainder of the Participant's Account will he distributed in a lump sum. The Committee may, in its sole discretion, accelerate the installment distribution of any Account for any reason. Participant Accounts will continue to be credited with hypothetical earnings under Section 5(e) while they are in pay status.

          (c) Timing Of Distributions. Subject to Sections 7(d), 7(g) and 10, the distribution of the balance of a Participant's Account will be made or begin as soon as practicable following the earliest of the following events:

          o The Participant's disability, as determined under the Company's Long Term Disability Plan;

          o The Participant's "retirement" under the Company's tax-qualified retirement plans; or

          o    The Participant's death.

          (d) Special Rule for "For Cause" Terminations. If a Participant is terminated "for cause" (as such term is defined in the Company's Ethics Policy Statement), and the Participant forfeits all amounts other than his or her own Compensation deferrals, then notwithstanding Sections 6, 7(a) or 7(c), distribution of the vested portion of such Participant's



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Account will be made in a lump sum cash payment as soon as practicable following his or her termination of Company employment.

          (e) Timing Of Distribution To A Beneficiary. If a Participant dies before receiving the distribution of his or her Account, the distribution of such Account to his or her beneficiary will made as previously elected by the Participant.

          (f) Beneficiary Designation. Each Participant must designate a beneficiary to receive a distribution of his or her Account if the Participant dies before it is distributed to him or her. A beneficiary designation form must be signed, dated and delivered to the Committee to become effective. In the absence of a valid or effective beneficiary designation, the Participant's surviving spouse will be his or her beneficiary or, if there is no surviving spouse, the Participant's estate will be his or her beneficiary.

          (g) Hardship Distributions. In the event of an unforeseeable emergency, a Participant may apply to the Committee for a distribution of part or all of his or her Account prior to the date that it would otherwise be distributed under this Section 7. If the Committee approves such an application, it will make such distribution as a lump sum cash payment.

     8. Withholding. The Company will withhold from any Plan distribution all required federal, state, local and other taxes and any other payroll deductions required. Each Participant agrees as a condition of participation in the Plan to have withheld annually from his or her salary such amounts as are necessary to satisfy his or her FICA withholding requirements.

     9. Administration. The Plan is administered and interpreted by the Committee. The Committee has delegated to the Company's Vice President and Director of Human Resources its responsibilities under the Plan. The Committee (and its delegatee) have the full and exclusive discretion to interpret and administer the Plan. All actions, interpretations and decisions of the Committee (and its delegatee) are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law. The Company agrees to indemnify and hold harmless the members of the Committee and any employee to whom the Committee delegates any responsibility under the Plan.

     10. Amendment Or Termination. The Company reserves the right, in its sole and unlimited discretion, to amend or terminate the Plan at any time, without prior notice to any Participant or beneficiary. Upon Plan termination, the Account of each Participant will be distributed as a lump sum cash payment as soon as practicable, without regard to Section 7 or the Participant's deferral election.

     11. Claims Procedure. Any person who believes that he or she is entitled to any payment under the Plan may submit a claim in writing to the Committee. If the claim is denied (either in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based.


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The notice will describe any additional information needed to support the claim.
The denial notice will be provided within 90 days after the claim is received.
If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period.

     12. Appeal Procedure. If a claimant's claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Committee for a review of the decision denying the claim. The claimant (or representative) then has the right to review pertinent documents and to submit issues and comments in writing. The Committee will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant will be given written notice of the reason for the delay.

     13.  Source Of Payments.

          (a) No Plan Assets. Subject to Section 13(b), all payments under the Plan will be paid in cash from the general funds of the Company, no separate fund will be established under the Plan, and the Plan will have no assets. Any right of any person to receive any payment under the Plan is no greater than the right of any other unsecured creditor of the Company. The Plan constitutes a mere promise by the Company to pay benefit payments in the future and is unfunded for purposes of both Title I of ERISA and the Code.

          (b) Rabbi Trust. The Company will (i) establish a trust, (ii) fund such trust in the event that it determines that a "change in control" (as defined in the trust agreement) is imminent, and (iii) arrange to have such trust assume its obligations to pay benefits under the Plan. Any trust created by the Company to assist it in meeting its obligations under the Plan will conform to the terms of the model trust as described in Revenue Ruling 92-64.

     14. Inalienability. A Participant's rights to benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's beneficiary.

     15. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of California.

     16. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

     17. No Employment Rights. Neither the adoption or maintenance of the Plan will be deemed to constitute a contract of employment between the Company and any employee, or to be a consideration for, or an inducement or condition of, any employment. Nothing contained


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in this Plan will be deemed to give an employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge, with or without cause, any employee at any time.

     18. Status Of Plan As ERISA "Top Hat" Plan. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees and will be administered and construed to effectuate this intent. Accordingly, the Plan is subject to Title I of ERISA, but is exempt from Parts 2, 3 and 4 of such Title.


Execution

     IN WITNESS WHEREOF, Granite Construction Incorporated, by its duly authorized officers, has executed the Plan on the date(s) indicated below.



                                     GRANITE CONSTRUCTION
                                     INCORPORATED


                                     By /s/ DAVID H. WATTS
                                        ------------------------------------
                                        Its  David H. Watts, President & CEO

                                     Dated     9/17/98
                                           ---------------------------------




                                     By /s/ MICHAEL FUTCH
                                        ------------------------------------
                                        Its Michael Futch, Secretary

                                     Dated     9/17/98
                                           ---------------------------------


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